Exhibit 99.1

NEWS RELEASE For immediate release Christy McElroy 904 598 7616 ChristyMcElroy@regencycenters.com

Regency Centers Reports Fourth Quarter and Full Year 2020 Results

JACKSONVILLE, FL (February 11, 2021) – Regency Centers Corporation (“Regency” or the “Company”) (NASDAQ:REG) today reported financial and operating results for the period ended December 31, 2020, provided an update related to the COVID-19 pandemic, and provided initial guidance for 2021 Nareit FFO. For the three months ended December 31, 2020 and 2019, Net Income was $0.23 per diluted share and $0.24 per diluted share, respectively. For the twelve months ended December 31, 2020 and 2019, Net Income was $0.26 per diluted share and $1.43 per diluted share, respectively.

Fourth Quarter and Full Year 2020 Highlights

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Reported Nareit FFO for the fourth quarter of $0.76 per diluted share; one-time items include a write-off of development pursuit costs of $0.05 per diluted share, a swap breakage charge of $0.02 per diluted share, and a write-off of straight line rents receivable of $0.04 per diluted share

o	Nareit FFO also reflects uncollectible lease income of $0.10 per diluted share, primarily related to the COVID-19 pandemic
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Same property Net Operating Income (“NOI”), excluding termination fees, decreased 10.5% during the fourth quarter and 11.6% during the full year 2020, respectively, from prior periods driven primarily by a higher rate of uncollectible lease income due to the COVID-19 pandemic

•	Realized percent leased of 92.9% in the same property portfolio as of December 31, 2020
•	Collected 92% of fourth quarter pro-rata base rent, as of February 8, 2021
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Executed 1.7 million square feet of new and renewal leases in the fourth quarter at a blended rent spread of +0.6%, and executed 5.9 million square feet of new and renewal leases in the full year 2020 at a blended rent spread of +2.2%

•	Started over $124 million of development and redevelopment projects, and completed over $71 million of projects with a stabilized yield of 8%, during the full year 2020
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Completed property dispositions of $77.8 million and non-income producing land sales of $8.1 million, each at Regency’s share, during the fourth quarter. Completed property and outparcel dispositions of $190.8 million at a cap rate of 5.7% and non-income producing land sales of $18.6 million, all at Regency’s share, during the full year 2020

•	Realized pro-rata net debt-to-operating EBITDAre of 6.0x at December 31, 2020.

Subsequent Highlights

•	Subsequent to year-end, closed on the sale of one shopping center for a gross sales price of $9.0 million, and one non-income producing asset for $29.4 million, both at Regency’s share
•	On January 15, 2021, repaid the $265 million term loan originally due January 2022 (the “Term Loan”) using cash available, leaving no unsecured debt maturities until 2024
•	On January 27, 2021, Regency issued its first TCFD Climate Change Risk Report, illustrating the Company’s continued commitment to corporate responsibility and transparency
•	On February 9, 2021, closed on an amended and restated $1.25 billion revolving credit facility maturing March 23, 2025, replacing the existing revolving credit facility
•	On February 10, 2021, Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.595 per share
•	Included on Newsweek’s Most Responsible Companies List 2021 for the second year in a row

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“I’m so proud of how our team has navigated the incredible challenges we faced this past year, working harder than ever to serve our tenants, our customers, our communities and our shareholders,” said Lisa Palmer, President and Chief Executive Officer. “While we acknowledge the meaningful uncertainty that still exists in 2021, we are encouraged by the continued improvement in rent collections and positive momentum in leasing activity that we experienced in the fourth quarter.”

Financial Results

Net Income

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For the three months ended December 31, 2020, Net Income Attributable to Common Stockholders (“Net Income”) was $38.5 million, or $0.23 per diluted share, compared to Net Income of $40.3 million, or $0.24 per diluted share, for the same period in 2019

o	Fourth quarter Net Income includes a $0.10 per diluted share non-cash impairment charge primarily related to 101 7th Avenue, previously occupied by Barneys New York
•	For the twelve months ended December 31, 2020, Net Income was $44.9 million, or $0.26 per diluted share, compared to $239.4 million, or $1.43 per diluted share, for the same period in 2019

Nareit FFO

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For the three months ended December 31, 2020, Nareit Funds From Operations (“Nareit FFO”) was $129.5 million, or $0.76 per diluted share, compared to $168.5 million, or $1.00 per diluted share, for the same period in 2019. Items that impact fourth quarter Nareit FFO comparability include:

o	A $0.05 per diluted share write-off of previously-capitalized development pursuit costs;
o	A $0.02 per diluted share charge related to the termination of interest rate swap contracts associated with the repayment of the Company’s $265 million term loan;
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Uncollectible lease income of $0.10 per diluted share and a $0.04 per diluted share write-off of straight line rents receivable, primarily related to uncollected rent due to the COVID-19 pandemic. For additional detail, please refer to pages 32 and 33 of the fourth quarter 2020 supplemental disclosure.

•	For the twelve months ended December 31, 2020, Nareit FFO was $502.0 million, or $2.95 per diluted share, compared to $654.4 million, or $3.89 per diluted share, for the same period in 2019.

Core Operating Earnings

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For the three months ended December 31, 2020, Core Operating Earnings was $125.1 million, or $0.73 per diluted share, compared to $152.9 million, or $0.91 per diluted share, for the same period in 2019.

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For the twelve months ended December 31, 2020, Core Operating Earnings was $505.2 million, or $2.97 per diluted share, compared to $611.7 million, or $3.64 per diluted share, for the same period in 2019.

Portfolio Performance

Same Property NOI

•	Fourth quarter same property Net Operating Income (“NOI”), excluding termination fees, declined by 10.5% compared to the same period in 2019.
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The decline in same property NOI in the fourth quarter of 2020 was driven primarily by a higher rate of uncollectible lease income of $15.3 million in the same property pool due to the COVID-19 pandemic.

Leased Occupancy

•	As of December 31, 2020, Regency’s wholly-owned portfolio plus its pro-rata share of co-investment partnerships, was 92.3% leased.
•	As of December 31, 2020, Regency’s same property portfolio was 92.9% leased, a decline of 60 basis points sequentially.
o	Within the same property portfolio, anchor percent leased, which includes spaces greater than or equal to 10,000 square feet, was 95.4%, a decline of 60 basis points sequentially.

o	Same property shop percent leased, which includes spaces less than 10,000 square feet, was 88.5%, a decline of 70 basis points sequentially.

Leasing Activity

•	For the three months ended December 31, 2020, Regency executed 1.7 million square feet of comparable new and renewal leases at blended rent spreads of +0.6%.
•	For the trailing twelve months, the Company executed 5.9 million square feet of comparable new and renewal leases at blended rents spreads of +2.2%.

COVID-19 Update

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As of January 31, 2021, approximately 97% of the Company’s tenants were open based on pro-rata Annual Base Rent (“ABR”), although governmental restrictions on specific tenant businesses can change daily.

•	As of January 31, 2021, the Company had executed rent deferral agreements on over 1,600 leases, with total deferred rent of $40.8 million.
•	As of February 8, 2021, the Company collected 92% of fourth quarter pro-rata base rent, in addition to 1% subject to executed deferral agreements.
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The Company also continues to make progress on second and third quarter receivables. As of February 8, 2021, the Company collected 79% and 89% of second and third quarter pro-rata base rent, respectively. The Company has also signed deferral agreements for 12% and 4%, respectively, of second and third quarter pro-rata base rent.

•	A “Business Update” presentation is posted on our website at investors.regencycenters.com, and includes additional information regarding COVID-19 impacts.

Portfolio Enhancement and Capital Allocation

Developments and Redevelopments

•	During 2020, the Company started over $124 million of development and redevelopment projects.
•	As of December 31, 2020, the Company had 14 properties in development or redevelopment with estimated net project costs of $319.3 million and an estimated $170 million of remaining costs to complete.
•	In-process developments and redevelopments were 88% leased as of December 31, 2020.
•	In the fourth quarter, Regency completed one development and two redevelopment projects with combined pro-rata costs of $29.8 million.
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In light of the COVID-19 pandemic, the Company continues to evaluate the impacts to scope, timing, tenancy, and return on investment for all in-process and pipeline projects to determine the most appropriate strategy for each project.

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As previously disclosed, as a result of this process and the decision not to pursue certain projects or components of projects, the Company wrote off certain previously-capitalized development pursuit costs of $7.9 million in the fourth quarter of 2020.

Property Transactions

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During the fourth quarter, the Company sold five shopping centers for a combined gross sales price of $77.8 million at Regency’s share, and non-income producing land for a combined gross sales price of $8.1 million at Regency’s share.

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During the full year 2020, Regency sold eight shopping centers and income producing outparcels for a combined gross sales price of $190.8 million, at a weighted average cap rate of 5.7%. The Company’s full-year non-income producing land sales totals $18.6 million, at Regency’s share.

•	Subsequent to year-end, closed on the sale of one shopping center for a gross sales price of $9.0 million, and one non-income producing asset for $29.4 million, both at Regency’s share.

Share Repurchase Program

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On February 3, 2021, Regency’s Board of Directors authorized the repurchase by Regency of up to $250 million of its common stock. This authorization is scheduled to expire on February 3, 2023, unless earlier terminated by the Board. The timing of share repurchases is dependent upon market conditions and other factors.

Balance Sheet

•	As of December 31, 2020, Regency had full capacity under its $1.2 billion revolving credit facility.
•	As of December 31, 2020, Regency’s pro-rata net debt-to-operating EBITDAre ratio was 6.0x.
•	On January 15, 2021, as previously disclosed, the Company repaid its $265 million term loan due January 2022 (the “Term Loan”) using cash available, leaving no unsecured debt maturities until 2024.

Revolving Credit Facility

•	Regency announced today its amended and restated unsecured revolving credit facility (the “Facility”), which closed on February 9, 2021.
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The amendment and restatement maintains the size of the Facility at $1.25 billion and extends the maturity date to March 23, 2025, with options for Regency to extend the maturity for two additional six-month periods.

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Borrowings will bear interest at an annual rate of LIBOR plus 87.5 basis points, subject to the continuation of the Company’s current credit ratings, in line with the previous facility. An annual facility fee of 15 basis points, subject to the Company’s credit ratings, applies to the entire $1.25 billion Facility.

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To further Regency’s environmental, social, and governance (“ESG”) sustainability initiatives, the Company’s lenders have agreed that the margin for purposes of determining the interest rate on the Facility may be reduced by an additional 0.01% if, as of any fiscal year, a sustainability metric related to reduction in greenhouse gas (“GHG”) emissions is achieved.

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The Facility is held by 13 U.S. and International banks. The syndication is led by Wells Fargo Securities, LLC and PNC Capital Markets LLC as Joint Bookrunners and Lead Arrangers. Wells Fargo Bank, National Association acts as Administrative Agent for the Facility and PNC Bank, National Association acts as Syndication Agent. U.S. Bank National Association, Truist Securities, Inc. and Regions Capital Markets, a division of Regions Bank, act as Joint Lead Arrangers and Documentation Agents. Bank of America, N.A., JPMorgan Chase Bank, N.A., and Mizuho Bank, Ltd. are Co-Documentation Agents. BMO Harris Bank, N.A., Bank of New York Mellon, Bank of Nova Scotia and TD Bank, N.A. act as Senior Managing Agents. Comerica Bank also participates in the Facility.

Dividend

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On February 10, 2021, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.595 per share. The dividend is payable on April 6, 2021, to shareholders of record as of March 15, 2021.

2021 Guidance

Regency Centers offered initial 2021 guidance concurrently with the fourth quarter 2020 earnings release, as summarized below. Please refer to the fourth quarter 2020 Supplemental package for a complete list of guidance assumptions.

“While we are gratified to return to more customary guidance practices as transparency remains a key tenet of our values, we believe a wide range of potential outcomes is prudent given the uncertainty that remains in our operating environment,” said Mike Mas, EVP and Chief Financial Officer. “The potential outcomes can best be described as three independent scenarios, which each could result in different and distinct impacts to our Net Operating Income.”

•	The lower end of our guidance range is based on a “reverse course” scenario, which assumes more shutdowns and increased restrictions, leading to a decline in rent collection rates.
•	The midpoint area of our range is based on a “status quo” scenario, which assumes a continuation of our fourth quarter 2020 same-property NOI and collection rates.
•	The higher end of our range is based on a “continued improvement” scenario, which assumes further lifting of restrictions and added federal stimulus, leading to increases in collection rates.

Please refer to the Company’s “Business Update” presentation for additional guidance details, including a reconciliation of Nareit FFO per diluted share from 2020 to 2021, posted on the website at investors.regencycenters.com.

Full Year 2021 Guidance
All figures pro-rata and in thousands, except per share data

Net Income Attributable to Common Stockholders per diluted share	$0.55 - $0.73

Nareit Funds From Operations (“Nareit FFO”) per diluted share	$2.96 - $3.14

Core Operating Earnings per diluted share*	$2.79 - $2.97

Same Property Net Operating Income ("SPNOI") Growth (ex. termination fees)	-1.0% - +2.5%

Net G&A expense	$82,500 - $86,500

Net interest expense	$166,000 - $167,000

Rucurring third party fees & commissions	$23,000 - $24,000

Development and Redevelopment Spend	+/- $150,000

Acquisitions Cap rate (weighted average)	+/- $0 +/- 0.0%

Dispositions Cap rate (weighted average)	+/- $150,000 5.5% - 6.0% (1)

*Core Operating Earnigns excludes certain non-cash items, including straight-line rents, above/below market rent amortization, and amortization of mark-to-market debt, as well as extinguishment charges.

(1)	Average cap rate calculation excludes the sale of the non-income producing asset for $29.4 million in the first quarter.

Conference Call Information

To discuss Regency’s fourth quarter results and provide further business updates related to COVID-19, management will host a conference call on Friday, February 12, 2021, at 12:00 p.m. ET. Dial-in and webcast information is listed below.

Fourth Quarter 2020 Earnings Conference Call

Date:Friday, February 12, 2021

Time:12:00 p.m. ET

Dial#:877-407-0789 or 201-689-8562

Webcast:investors.regencycenters.com

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

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Non-GAAP Disclosure

We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.

We do not consider non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is they may exclude significant expense and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures are provided. Non-GAAP financial measures should not be relied upon in evaluating the financial condition, results of operations or future prospects of the Company.

Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding gains on sale and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes Nareit FFO for all periods presented in accordance with Nareit's definition. Since Nareit FFO excludes depreciation and amortization and gains on sales and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in percent leased, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, Nareit FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO.

Core Operating Earnings is an additional performance measure that excludes from Nareit FFO: (i) transaction related income or expenses; (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income to Nareit FFO to Core Operating Earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO and Core Operating

Earnings - Actual (in thousands)

For the Periods Ended December 31, 2020 and 2019	Three Months Ended		Year to Date
	2020	2019	2020	2019
Reconciliation of Net Income to Nareit FFO:

Net Income Attributable to Common Stockholders	$38,487	40,291	$44,889	239,430
Adjustments to reconcile to Nareit Funds From Operations (1):
Depreciation and amortization (excluding FF&E)	94,289	99,270	375,865	402,888
Goodwill impairment	-	-	132,128	-
Gain on sale of real estate	(21,228)	(13,333)	(69,879)	(53,664)
Provision for impairment of real estate	17,764	42,076	18,778	65,074
Exchangeable operating partnership units	174	178	203	634
Nareit Funds From Operations	$129,486	168,482	$501,984	654,362

Reconciliation of Nareit FFO to Core Operating Earnings:

Nareit Funds From Operations	$129,486	168,482	$501,984	654,362
Adjustments to reconcile to Core Operating Earnings (1):
Early extinguishment of debt	2,685	-	22,043	11,982
Interest on bonds for period from notice to redemption	-	-	-	367
Straight line rent	(3,778)	(3,082)	(15,605)	(15,526)
Uncollectible straight line rent	7,681	1,698	39,255	7,002
Above/below market rent amortization, net	(10,860)	(13,833)	(41,293)	(44,666)
Debt premium/discount amortization	(117)	(395)	(1,233)	(1,776)
Core Operating Earnings	$125,097	152,870	$505,151	611,745

Weighted Average Shares For Diluted Earnings per Share	169,980	167,892	169,460	167,771

Weighted Average Shares For Diluted FFO and Core Operating Earnings per Share	170,745	168,638	170,225	168,235
(1)	Includes Regency's consolidated entities and its pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to pro-rata same property NOI.

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI – Actual (in thousands)

For the Periods Ended December 31, 2020 and 2019	Three Months Ended		Year to Date
	2020	2019	2020	2019
Net Income Attributable to Common Stockholders	$38,487	40,291	$44,889	239,430
Less:
Management, transaction, and other fees	(7,417)	(7,868)	(26,501)	(29,636)
Other(1)	(8,544)	(16,811)	(25,912)	(58,904)
Plus:
Depreciation and amortization	86,739	91,644	345,900	374,283
General and administrative	20,512	18,262	75,001	74,984
Other operating expense	7,617	3,328	12,642	7,814
Other expense	35,474	71,860	256,407	187,610
Equity in income of investments in real estate excluded from NOI (2)	12,838	8,109	59,726	39,807
Net income attributable to noncontrolling interests	729	840	2,428	3,828
NOI	186,435	209,655	744,580	839,216

Less non-same property NOI (3)	(6,760)	(10,245)	(31,490)	(38,150)

Same Property NOI	$179,675	199,410	$713,090	801,066

Same Property NOI without Termination Fees	$177,437	198,339	$705,420	798,148

Same Property NOI without Termination Fees or Redevelopments	$160,973	180,163	$640,152	722,090
(1)	Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2)

Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3)	Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the SEC and, therefore, remain subject to adjustment.

The Company has published forward-looking statements and additional financial information in its fourth quarter 2020 supplemental information package that may help investors estimate earnings for 2021. A copy of the Company’s fourth quarter 2020 supplemental information will be available on the Company's website at https://investors.regencycenters.com/ or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and includes non-GAAP measures, and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year-ended December 31, 2020. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

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Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, or financial or operational performance or results such as our 2021 Guidance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language.  However, the absence of these or similar words or expressions does not mean a statement is not forward-looking.  While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those risk factors described in our SEC filings. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. If any of the events described in the risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law. These risks and events include, without limitation:

Risk Factors

Risk Factors Related to the COVID-19 Pandemic

Pandemics or other health crises, such as the COVID-19 pandemic, may adversely affect our tenants’ financial condition, the profitability of our properties, and our access to the capital markets and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risk Factors Related to Operating Retail-Based Shopping Centers

Economic and market conditions may adversely affect the retail industry and consequently reduce our revenues and cash flow, and increase our operating expenses. Shifts in retail trends, sales, and delivery methods between brick and mortar stores, e-commerce, home delivery, and curbside pick-up may adversely impact our revenues and cash flows. Changing economic and retail market conditions in geographic areas where our properties are concentrated may reduce our revenues and cash flow. Our success depends on the continued presence and success of our “anchor” tenants. A significant percentage of our revenues are derived from smaller “shop space” tenants and our net income may be adversely impacted if our smaller shop tenants are not successful. We may be unable to collect balances due from tenants in bankruptcy. Many of our costs and expenses associated with operating our properties may remain constant or increase, even if our lease income decreases. Compliance with the Americans with the Disabilities Act and fire, safety and other regulations may have a negative effect on us.

Risk Factors Related to Real Estate Investments

Our real estate assets may decline in value and be subject to impairment losses which may reduce our net income. We face risks associated with development, redevelopment and expansion of properties.

We face risks associated with the development of mixed-use commercial properties. We face risks associated with the acquisition of properties. We may be unable to sell properties when desired because of market conditions. Changes in tax laws could impact our acquisition or disposition of real estate.

Risk Factors Related to the Environment Affecting Our Properties

Climate change may adversely impact our properties directly, and may lead to additional compliance obligations and costs as well as additional taxes and fees. Geographic concentration of our properties makes our business more vulnerable to natural disasters, severe weather conditions and climate change. Costs of environmental remediation may impact our financial performance and reduce our cash flow.

Risk Factors Related to Corporate Matters

An uninsured loss or a loss that exceeds the insurance coverage on our properties may subject us to loss of capital and revenue on those properties. Failure to attract and retain key personnel may adversely affect our business and operations. The unauthorized access, use, theft or destruction of tenant or employee personal, financial or other data or of Regency’s proprietary or confidential information stored in our information systems or by third parties on our behalf could impact our reputation and brand and expose us to potential liability and loss of revenues.

Risk Factors Related to Our Partnerships and Joint Ventures

We do not have voting control over all of the properties owned in our co-investment partnerships and joint ventures, so we are unable to ensure that our objectives will be pursued. The termination of our partnerships may adversely affect our cash flow, operating results, and our ability to make distributions to stock and unit holders.

Risk Factors Related to Funding Strategies and Capital Structure

Our ability to sell properties and fund acquisitions and developments may be adversely impacted by higher market capitalization rates and lower NOI at our properties which may dilute earnings. We depend on external sources of capital, which may not be available in the future on favorable terms or at all. Our debt financing may adversely affect our business and financial condition. Covenants in our debt agreements may restrict our operating activities and adversely affect our financial condition. Increases in interest rates would cause our borrowing costs to rise and negatively impact our results of operations. Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not yield the economic benefits we anticipate, which may adversely affect us. The interest rates on our Unsecured Credit facilities as well as on our variable rate mortgages and interest rate swaps might change based on changes to the method in which LIBOR or its replacement rate is determined.

Risk Factors Related to the Market Price for Our Securities

Changes in economic and market conditions may adversely affect the market price of our securities.  There is no assurance that we will continue to pay dividends at historical rates.

Risk Factors Relating to the Company’s Qualification as a REIT

If the Parent Company fails to qualify as a REIT for federal income tax purposes, it would be subject to federal income tax at regular corporate rates. Dividends paid by REITs generally do not qualify for reduced tax rates. Certain foreign stockholders may be subject to U.S. federal income tax on gain recognized on a disposition of our common stock if we do not qualify as a “domestically controlled” REIT.

Legislative or other actions affecting REITs may have a negative effect on us. Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

Risks Related to the Company’s Common Stock

Restrictions on the ownership of the Parent Company’s capital stock to preserve its REIT status may delay or prevent a change in control. The issuance of the Parent Company's capital stock may delay or prevent a change in control. Ownership in the Parent Company may be diluted in the future.

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